UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2012

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida	1-13921	650377773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o JH Cohn LLP

333 Thornall Street, Sixth Floor

Edison, New Jersey 08837

(Address of principal executive office)

c/o Development Specialists

200 South Biscayne Boulevard, Suite 1818

Miami, Florida 33131

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code (732) 549-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

As previously reported, on May 22, 2009, BankUnited Financial Corporation (the “Company”), and its wholly-owned subsidiaries, CRE America Corporation and BankUnited Financial Services, Incorporated, each commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), thus commencing Chapter 11 cases docketed respectively as Case Nos. 09-19940, 09-19941 and 09-19942). The Company filed the Chapter 11 petition based on the appointment by the Office of Thrift Supervision of the Federal Deposit Insurance Corporation (“FDIC”) as receiver of BankUnited, FSB, the Company’s wholly-owned subsidiary, on May 21, 2009.

On February 27, 2012, the Official Committee of Unsecured Creditors filed with the Bankruptcy Court a Fourth Amended Joint Plan of Liquidation (the “Liquidating Plan”). On March 2, 2012 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Liquidating Plan with respect to the Company and BankUnited Financial Services Incorporated, but not CRE America Corporation. A copy of the Confirmation Order, which includes a copy of the Liquidating Plan, is filed as Exhibit 2.1. The Liquidating Plan became effective on March 9, 2012 (the “Effective Date”).

The following is a summary of the material features of the Liquidating Plan. This summary highlights only certain provisions of the Liquidating Plan and is not a complete description of the Liquidating Plan. This summary is qualified in its entirety by reference to the full text of the Liquidating Plan.

The Liquidating Plan provides for the appointment of a plan administrator who will be charged with liquidating the remaining assets of the Company. The plan administrator will make distributions to creditors from the proceeds of the liquidation. Administrative and priority claims will be paid in full upon their allowance by the Bankruptcy Court. The unsecured creditors will receive a pro-rata distribution of the remaining proceeds on their claims that are ultimately allowed by the Bankruptcy Court. Pursuant to the Liquidating Plan, on the Effective Date all equity interests in the Company, including the Company’s Class A Common Stock, Class B Common Stock and Series B Preferred Stock, which existed immediately prior to the petition date will be automatically cancelled and the obligations of the Company with respect to such equity interests will be terminated.

Information as to the assets and liabilities of the Company as of January 31, 2012 is set forth in the Monthly Operating Report for the period from January 1, 2012 to January 31, 2012 (the “January MOR”). The January MOR is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K as furnished to the Securities Exchange Commission on February 17, 2012 and is incorporated herein by reference.

The Liquidating Plan was prepared and approved by the Bankruptcy Court in accordance with section 1129 of the Bankruptcy Code and Rule 3020 of the Federal Rules of Bankruptcy Procedure (the “Rules”), and not in accordance with federal or state securities laws or other rules governing disclosure outside the context of Chapter 11 of the Bankruptcy Code. The Liquidating Plan was prepared solely for the purpose of complying with the requirements of the Bankruptcy Code and the Rules, and should not be used for investment purposes. Any financial information that is contained in the Liquidating Plan or the January MOR is limited in scope, was not audited or reviewed by independent accountants, and is subject to future adjustment and reconciliation.

Item 3.03	Material Modification to Rights of Security Holders

On the Effective Date, all equity interests of the Company, including the Class A Common Stock, shall be deemed extinguished and the certificates and all other documents representing such equity interests, if any, shall be deemed cancelled and of no force or effect.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of the Effective Date, each of Danielle Lindholm, Gol Kalev, Lester Bliwise, Marc Jacobson, and Doyle Bartlett resigned as directors of the Company and its subsidiaries in accordance with the Liquidating Plan.

In addition, Joseph J. Luzinski resigned as the Chief Restructuring Officer of the Company and its subsidiaries as of the Effective Date.

In accordance with the Liquidating Plan, Clifford Zucker has been appointed as the plan administrator and sole director of the Company and its subsidiaries as of the Effective Date.

Item 9.01	Financial Statement and Exhibits

2.1	The Official Committee of Unsecured Creditors’ Fourth Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: March 9, 2012	By:	/s/ Clifford Zucker
Name: Clifford Zucker
Title: Plan Administrator

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